Exhibit 9.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of United Utilities PLC:

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-13182 of United Utilities PLC on Form F-3 of our report dated 19 May 2004, except for Note 36 as to which the date is 10 June 2004 (which report expresses an unqualified opinion and includes an emphasis of matter explanatory paragraph relating to the differences between accounting principles generally accepted in the United Kingdom and accounting principles generally accepted in the United States of America and the effect that the application of the latter would have on the determination of net income and the determination of shareholders’ equity and financial position and includes an explanatory paragraph relating to the restatements described in Note 37) appearing in this Annual Report on Form 20-F of United Utilities PLC for the year ended 31 March 2004.

DELOITTE & TOUCHE LLP
Manchester, United Kingdom

25 June 2004

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Directors of United Utilities PLC:

We consent to the incorporation by reference in the registration statement (No. 333-13182) on Form F-3 of United Utilities PLC of our report dated 31 May 2002, with respect to the consolidated profit and loss account, cash flow statement, statement of total recognised gains and losses and reconciliation of movements in equity shareholders’ funds for Utilities PLC and subsidiaries for the year ended 31 March 2002, before the restatements described in note 37 to the consolidated financial statements, which report appears in the 31 March 2004 Annual Report on Form 20-F of United Utilities PLC.

KPMG Audit Plc
Chartered Accountants, Registered Auditor
Manchester, England

25 June 2004